State of Delaware
Secretary of State
Division of Corporations
Delivered 02:28 PM 12/21/2011
FILED 02:28 PM 12/21/2011
SRV 111322663 – 5015808 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Hatteras Global Private Equity Fund II, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the Limited Liability Company is “Hatteras GPEP Fund II, LLC”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 20th day of December, A.D. 2011.

By:	/s/ J. M. Fields
Authorized Person(s)

Name:	J. MICHAEL FIELDS
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